EXHIBIT 99.1

Intelligent Systems Announces First Quarter 2006 Results

NORCROSS, Ga., May 15, 2006 (PRIMEZONE) -- Intelligent Systems Corporation (AMEX:INS) (www.intelsys.com) announced today the financial results for its first fiscal quarter of 2006.

For the quarter ended March 31, 2006, the company reported a 57 percent increase in consolidated revenue to $5.6 million as compared to $3.6 million in the same quarter of 2005. Net loss from operations for the three-month period ended March 31, 2006 was $528,000 compared to a loss from operations of $1.3 million in the corresponding period in 2005. Net loss for the first quarter of 2006 was $445,000 or $0.10 per basic and diluted share, compared to a net loss of $219,000 or $0.05 per basic and diluted share in the first quarter of 2005.

The increase in revenue from period-to-period reflects principally the recognition of $1.8 million in professional services revenue at the company's VISaer subsidiary related to a single multi-year software contract that had been deferred in prior periods. As explained previously, the timing of revenue recognition of software sales is often uneven and dependent on a number of internal and external factors which can create significant variations in software revenue levels from period to period. Excluding this single contract, service revenue increased slightly in the first quarter of 2006 as compared to 2005 due to a larger base of installed customers. Product revenue was essentially the same in the first quarter of 2006 and 2005. The company's consolidated operating expenses increased by 11 percent in the first quarter of 2006 compared to the same period last year, principally as a result of higher legal expenses for the ChemFree subsidiary's patent protection activities.

The results for the prior year three-month period ended March 31, 2005 include $1.0 million in investment income representing a previously reported cash distribution from minority-owned ISC Guernsey. There was no such investment income in the first quarter of 2006.

As previously disclosed in a Form 8-K filed on April 27, 2006, the company received a letter from the American Stock Exchange (AMEX) notifying it that AMEX has determined that the company does not meet certain of the AMEX continued listing standards. In order to maintain listing of our Common Stock on AMEX, the company must submit a plan by May 26, 2006, advising AMEX of its plan to achieve compliance with the continued listing standards within an 18 month period. AMEX will evaluate the plan and determine whether the company has made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards. The company presently intends to submit such a plan for AMEX to review on a timely basis.

Because the company is in the process of developing its plan to regain compliance with AMEX listing standards, the company will not hold a conference call at the present time. The company's Form 10-QSB is expected to be filed with the Securities and Exchange Commission today and investors may read a more detailed report and analysis from management in the Form 10-QSB, which will be available on the company's website as well at www.intelsys.com.

About Intelligent Systems Corporation

For over thirty years, Intelligent Systems Corporation (AMEX:INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments, principally in the information technology industry. The company's consolidated subsidiaries include VISaer, Inc. (www.visaer.com), QS Technologies, Inc. (www.qsinc.com), CoreCard Software, Inc. (www.corecard.com), (all software companies) and ChemFree Corporation (www.chemfree.com) (an industrial products company). Further information is available on the company's website at www.intelsys.com, or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures (including pricing), changes in customers' requirements or financial condition, market acceptance of products and services, changes in financial markets, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies, the impact of events such as rising gas prices that could impact the aviation industry, the price of certain plastics components and the company's other worldwide market opportunities, other geopolitical or military actions, and general economic conditions, particularly those that cause business or government to delay or cancel purchase decisions.

             CONSOLIDATED STATEMENTS OF OPERATIONS
        (Unaudited, in thousands, except share amounts)

                                          Three Months Ended March 31,
                                                2006           2005
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 Revenue

  Products                                    $ 2,039         $ 2,063
  Services                                      3,572           1,516
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   Total revenue                                5,611           3,579
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 Cost of revenue

  Products                                      1,001             863
  Services                                      1,653             869
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   Total cost of revenue                        2,654           1,732
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 Expenses

  Marketing                                       591             541
  General & administrative                      1,194             959
  Research & development                        1,700           1,627
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 Loss from operations                            (528)         (1,280)
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 Other income

  Interest income (expense), net                  (28)              6
  Investment income, net                            5           1,042
  Equity in earnings of affiliate
   companies                                       72              17
  Other income, net                                34               8
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 Loss before income taxes                        (445)           (207)
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 Income taxes                                      --              12
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 Net loss                                      $ (445)        $  (219)
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 Basic and diluted net loss
  per share                                   $ (0.10)        $ (0.05)
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 Basic and diluted weighted
  average shares                            4,478,971       4,478,971
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                       CONSOLIDATED BALANCE SHEETS
                           (in thousands)

                                             March 31,     December 31,
                                               2006           2005
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 ASSETS                                     (unaudited)
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 Current assets:
  Cash                                       $    209        $    378
  Accounts receivable, net                      2,549           1,827
  Inventories                                   1,062             770
  Other current assets                            374             355
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    Total current assets                        4,194           3,330
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 Long-term investments                          4,643           4,571
 Property and equipment, net                    1,073             940
 Intangibles, net                               2,536           2,579
 Other assets, net                                 17              17
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 Total assets                                $ 12,463        $ 11,437
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 LIABILITIES AND STOCKHOLDERS' EQUITY
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 Current liabilities:
  Accounts payable                            $ 1,301          $  847
  Short-term borrowings                         1,181             100
  Deferred revenue                              4,188           4,779
  Accrued expenses and other current
   liabilities                                  2,191           1,941
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    Total current liabilities                   8,861           7,667
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 Other long-term liabilities                      519             248
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 Minority interest                              1,516           1,516
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 Total stockholders' equity                     1,567           2,006
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 Total liabilities and stockholders'
  equity                                     $ 12,463        $ 11,437
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CONTACT:  Intelligent Systems Corporation
          Bonnie Herron
          (770) 564-5504
          bherron@intelsys.com